Exhibit 99.1

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of November 27, 2019, is entered into by and between Shepherd Kaplan Krochuk, LLC, a limited liability company, in collaboration with North & Webster SSG, LLC, a limited liability company (“N&W” and together with Shepherd Kaplan Krochuk, LLC and each of its affiliates, “SKK”), and Simon F. Nynens (“Nynens”). SKK and Nynens are referred to herein as the “Parties” and, individually, as a “Party.”

RECITALS:

A. Nynens is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”)) of an aggregate of 262,635 shares of common stock, par value $0.01 per share (the “Shares”), of Wayside Technology Group, Inc., a Delaware corporation (the “Company” and such owned shares, the “Owned Shares”; the Owned Shares and any additional Shares or other voting securities of the Company of which Nynens acquires record and/or beneficial ownership after the date hereof, including, without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any options, warrants or other securities convertible into or exchangeable for Shares owned by Nynens, Nynens’ “Covered Shares”).

B. The Parties desire to create an investment vehicle advised and controlled by SKK (the “Purchase Vehicle”) to acquire at least a majority in voting power, and up to 100%, of the capital stock of the Company pursuant to a business combination transaction (the “Potential Transaction”).

C. The Parties desire to enter into this Agreement to set forth their mutual understanding, and to make certain agreements and covenants, with respect to the Covered Shares and the Potential Transaction.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Representations and Warranties of Nynens. Nynens represents and warrants to SKK as of the date hereof as follows:

(a) Nynens is the record and/or beneficial owner of, and has good and valid title to, the Owned Shares, and will be the record and/or beneficial owners of, and will have good and valid title to, any Covered Shares acquired after the date hereof, in each case free and clear of liens, claims, restrictions and encumbrances of any nature whatsoever (collectively, “Liens”) other than as created by this Agreement and those imposed under United States securities laws. Nynens has (or will have with respect to any Covered Shares acquired after the date hereof) sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Owned Shares and such Covered Shares, as applicable, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares, Nynens does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. The Owned Shares are not (and any Covered Shares acquired after the date hereof will not be) subject to any voting trust or other agreement to which Nynens is a party restricting or giving other parties (other than Nynens) rights with respect to the voting or Transfer (as defined below) of the Owned Shares or such Covered Shares, as applicable. Nynens has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Owned Shares, and will not appoint or grant any proxy or power of attorney with respect to any Covered Shares acquired after the date hereof, except as contemplated by this Agreement.

(b) Nynens has all requisite right, capacity, power and authority to enter into this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Nynens, enforceable against Nynens in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Neither the execution and delivery of this Agreement nor the performance by Nynens of his obligations hereunder will result in a breach of violation of, or a default (or an event which, with notice or lapse of time or both, would become a default) under, or conflict with, or result in the creation of a Lien on any Owned Shares (or any Covered Shares acquired after the date hereof) pursuant to, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Nynens is a party or bound or to which any of the Owned Shares is subject. The execution, delivery and performance of this Agreement by Nynens will not violate any judgment, order or decree (each, an “Order”) or any statute, law, rule or regulation applicable to Nynens or any of the Owned Shares and, in the case of any Order, to which Nynens is a named party.

(d) There is no action, suit, investigation, complaint or other proceeding pending against Nynens or, to Nynens’ knowledge, threatened against Nynens that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by SKK of any of its rights under this Agreement or the performance by Nynens of any of his obligations under this Agreement.

2

2. Representations and Warranties of SKK. SKK represents and warrants as of the date hereof to Nynens as follows:

(a) SKK has all requisite limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by SKK and the performance by SKK of its obligations hereunder have been duly authorized by all necessary action on the part of SKK. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, SKK, enforceable against SKK in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Neither the execution and delivery of this Agreement nor the performance by SKK of its obligations hereunder will result in a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would become a default) under, or conflict with: (i) any provision of its organizational or governing documents or (ii) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which SKK is a party or bound. The execution, delivery and performance of this Agreement by SKK will not violate any Order or any statute, law, rule or regulation applicable to SKK and, in the case of any Order, to which SKK is a named party.

3. Grant of Irrevocable Proxy.

(a) NYNENS HEREBY GRANTS TO, AND APPOINTS, SKK, SAMUEL KIDSTON AND ANY OTHER DESIGNEE OF SKK, AND EACH OF THEM INDIVIDUALLY, NYNENS’ IRREVOCABLE (SUBJECT TO THE IMMEDIATELY FOLLOWING SENTENCE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (AS DEFINED BELOW, BUT WITH RESPECT TO THIS SECTION 3(a), ONLY IN THE MANNER SPECIFIED HEREBY) THE COVERED SHARES AT ANY MEETING OF THE STOCKHOLDERS OF THE COMPANY (WHETHER ANNUAL OR SPECIAL AND WHETHER OR NOT AN ADJOURNED OR POSTPONED MEETING), HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF STOCKHOLDERS OF THE COMPANY, (I) IN FAVOR OF ADOPTION OF THE POTENTIAL TRANSACTION AND APPROVAL OF EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY AND ANY OTHER ACTION REASONABLY REQUESTED BY SKK IN FURTHERANCE THEREOF OR RELATED THERETO, (II) UNLESS WAIVED BY SKK, AGAINST ANY THIRD-PARTY ACQUISITION (AS DEFINED BELOW) AND ANY OTHER ACTION IN FURTHERANCE THEREOF OR RELATED THERETO, AND (III) AS DIRECTED BY SKK WITH RESPECT TO THE ELECTION OF ANY DIRECTORS NOMINATED BY A PERSON OTHER THAN THE COMPANY. NYNENS INTENDS THIS PROXY TO BE IRREVOCABLE PRIOR TO THE TERMINATION OF THIS AGREEMENT AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY NYNENS WITH RESPECT TO THE COVERED SHARES (NYNENS REPRESENTING TO SKK THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

3

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

(c) Notwithstanding the foregoing, Nynens shall remain free to Vote his Covered Shares with respect to any matter not covered by this Section 3; provided, however, that prior to Voting his Covered Shares on any such matter, the Parties will use reasonable efforts to mutually agree on the manner in which the Covered Shares will be Voted. For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, without limitation, consenting in accordance with Section 228 of the Delaware General Corporation Law) or taking other action in favor of or against any action. Any such Vote shall be cast, or consent shall be given, for purposes of this Section 3, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent.

4. Other Agreements and Covenants. During the term of this Agreement, Nynens will not without the consent of SKK, directly or indirectly, including through any affiliate:

(a) (i) lend; offer; pledge; hypothecate; grant; encumber; assign; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right or warrant to purchase; or otherwise transfer or dispose of (collectively, “Transfer”) any Covered Shares, or enter into any other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including, except as provided below, by operation of law) (and any Transfer in violation of this provision will be void), (ii) enter into any swap, derivative, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or other securities, in cash, or otherwise, or (iii) purchase or otherwise acquire any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Shares or any interest therein (including beneficial ownership or voting power thereof or therein); provided, that the foregoing requirements shall not prohibit any Transfer under Nynens’ will or pursuant to laws of descent and distribution, so long as the other party to such Transfer executes this Agreement (or a joinder thereto in a form reasonably satisfactory to SKK) and agrees to be bound by its terms;

(b) grant any proxies or powers of attorney with respect to any Covered Shares, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares; or

(c) knowingly take any action that would make any representation or warranty of Nynens contained herein untrue or incorrect in any material respect (and for such purposes, references in such representations and warranties to Owned Shares will be deemed to include any Covered Shares acquired after the date of this Agreement) or have the effect of preventing or impairing Nynens from performing any of his obligations under this Agreement.

4

5. Filings and Communications. Each Party shall be responsible for making any filings required to be made by it (including the completeness and accuracy thereof) under the Exchange Act with respect to the Company and/or its beneficial ownership of securities of the Company; provided, however, that Nynens will not make or issue any press release or other public statements. Nynens may communicate with any stockholders, officers, employees or directors of the Company, or any customers, suppliers or other persons having a business relationship with the Company, regarding the Company or the Potential Transaction so long as Nynens has obtained SKK’s prior authorization to any such communication and the substance of any such communication is agreed upon by the Parties prior thereto. To the extent legally permissible, each Party agrees to consult with the other Party prior to making any such required filing under the Exchange Act, and each Party hereby agrees to cooperate and comply with the reasonable request of any other Party in connection with the fulfillment of such requesting Party's obligations under this Section 5. Each Party will comply with all applicable laws, statutes, rules and regulations in performing its obligations under this Agreement.

6. The Potential Transaction.

(a) SKK will make all decisions with respect to (i) any investment in securities of the Company (including any acquisition or disposition thereof) and the voting of any securities of the Company owned by the Purchase Vehicle, SKK, Nynens (solely to the extent provided in Section 3 hereof) or any of their respective affiliates, (ii) all aspects of the Potential Transaction, including, without limitation, the making of any proposals or offers for the Potential Transaction, the structuring of the Potential Transaction and the negotiation of definitive agreements providing for the Potential Transaction, and (iii) any proxy contest, proxy solicitation, written consent solicitation or other action relating to or potentially affecting the composition of the board of directors or organizational or governing documents of the Company.

(b) Nynens acknowledges that SKK has had discussions with potential debt and equity financing sources for the Potential Transaction and that SKK shall have the authority to continue to engage in such discussions with such potential financing sources and such additional financing sources as it may determine, and to negotiate the terms of such financing, including any commitment letter and definitive agreements relating thereto. In connection with the financing of the Potential Transaction, Nynens will agree to use reasonable best efforts to contribute up to $300,000 (either in cash or in Covered Shares) to the Purchase Vehicle (or other entity designated by SKK) immediately prior to consummation of the Potential Transaction upon such terms as are mutually acceptable to the Parties.

5

(c) SKK will consult with Nynens regarding the foregoing matters as SKK deems reasonably necessary or appropriate. Nynens agrees to cooperate with SKK with respect to the foregoing matters but will not otherwise take any action in furtherance of the Potential Transaction unless requested to do so by SKK.

(d) Following a successful consummation of the Potential Transaction, unless Nynens has engaged in conduct that could reasonably be expected to be materially damaging to the reputation of Nynens or the Company, the Parties shall use reasonable best efforts to (i) appoint Nynens as Executive Chairman of the Company at an annual base salary of $250,000 for a minimum term of three (3) years, subject to mutually agreeable terms and conditions to be negotiated in good faith by the Parties, and (ii) grant Nynens stock options or comparable equity awards representing three percent (3%) of the outstanding equity in the Company, subject to mutually agreeable terms and conditions to be negotiated in good faith by the Parties.

(e) Notwithstanding anything herein to the contrary (but subject to Section 6(b)), Nynens shall be entitled to receive the applicable per share consideration for all of his Covered Shares payable to all stockholders of the Company in the event of the consummation of the Potential Transaction or a Third-Party Acquisition (as defined below).

7. Payments/Allocations.

(a) In consideration for his agreements herein, Nynens will be entitled to receive an allocation of one-third of any performance-based compensation paid or allocated to the general partner from the Purchase Vehicle.

(b) Upon any sale of a Covered Share on or prior to the termination of this Agreement, including in connection with a Third-Party Acquisition (as defined below), then Nynens will pay to SKK, within 30 days after the consummation of any such sale (or if at the time of such sale, Nynens or his affiliate is then a member or partner in the Purchase Vehicle, there shall be allocated to SKK (or its affiliate) from Nynens or his affiliate), an amount equal to 15% of any increase in value of a Covered Share over a base price of $14.00 per share (the “Base Price”) (calculated, for purposes of determining whether the Base Price has been exceeded with respect to a Covered Share, as (i) the net cash amount actually received by Nynens with respect to the sale of such Covered Share, plus (ii) any dividends and other similar amounts received by Nynens on or with respect to such Covered Share in excess of the $0.17 quarterly dividend paid by the Company in the ordinary course, less the amount of any break-up or termination fee received by SKK or its affiliates pursuant to any definitive agreement providing for the Potential Transaction; provided, however, that, to the extent such amount is not able to be allocated to SKK or its affiliate under the terms of the Purchase Vehicle’s governing documents, then Nynens shall pay to SKK the difference between the amount allocated and the full amount to which SKK is entitled under this Section 7(b)). Except as otherwise set forth above, Nynens shall not be subject to any fees from SKK or any of its affiliates arising out of any investment by him in the Purchase Vehicle.

6

(c) For purposes of this Agreement, a “Third-Party Acquisition” shall mean an acquisition of at least a majority in voting power of the capital stock of the Company (whether by tender or exchange offer, merger or otherwise) or of all or substantially all of the assets of the Company is consummated by a party other than the Purchase Vehicle, SKK or any of their respective affiliates.

8. Indemnification and Expenses.

(a) SKK shall indemnify and hold Nynens harmless from and against any and all third-party claims, actions, suits, proceedings and demands, and any and all damages, losses, liabilities, costs and expenses resulting therefrom, including reasonable attorneys’ fees, to the extent arising out of or related to any of the following: (i) the inaccuracy or breach by SKK of any of its representations, warranties, covenants or other obligations set forth in this Agreement; or (ii) any action taken by SKK or the Purchase Vehicle in connection with the Potential Transaction. For the avoidance of doubt, this Section 8(a) shall not entitle Nynens to a direct indemnity for any decrease in value of the Owned Shares.

(b) Nynens shall indemnify and hold SKK harmless from and against any and all third-party claims, actions, suits, proceedings and demands, and any and all damages, losses, liabilities, costs and expenses resulting therefrom, including reasonable attorneys’ fees, to the extent arising out of or related to the inaccuracy or breach by Nynens of any of his representations, warranties, covenants or other obligations set forth in this Agreement.

(c) Except for (i) any indemnification claims arising out of or related to fraud or willful misconduct, or (ii) with respect to a third party claim with respect to which Nynens is entitled to indemnification under Section 8(a), the maximum liability of each Party to the other Party in respect of indemnification claims under Section 8(a) or 8(b), as applicable, shall not exceed $500,000. The remedies provided in this Section 8 are the sole and exclusive remedies available to a Party hereto for any and all damages, losses, liabilities, costs and expenses (other than fraud or willful misconduct of the other Party) except for the remedies of specific performance, injunction and other equitable relief contemplated by Section 12(j) hereof.

(d) Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Potential Transaction by either Party shall be borne by SKK, except that, for the avoidance of doubt, any costs and expenses in connection with any legal, regulatory or filing obligations, related to the period prior to the date hereof, with respect to Nynens’ ownership of any Covered Shares will be borne by Nynens.

7

(e) [Intentionally Omitted].

9. Further Assurances. Each Party upon the request of the other Party, shall execute and deliver any additional documents and take such further actions as may reasonably be deemed by such requesting Party to be necessary or desirable to carry out the provisions hereof.

10. Termination. This Agreement, and all rights and obligations of the Parties hereunder, shall terminate on the earliest to occur of (i) the mutual written agreement of the Parties, (ii) 60 days’ prior written notice given by one Party to the other Party, (iii) SKK’s giving of written notice to Nynens or another party (or a public announcement) that it is withdrawing from, or ceasing to pursue, the Potential Transaction, (iv) the consummation of a Third-Party Acquisition, and (v) the date that is 60 days after the date of the next annual meeting of stockholders of the Company after the date hereof. In the event that this Agreement is terminated by SKK under clause (ii) or (iii) above (in either case, other than due to a material breach of this Agreement by Nynens), Nynens shall be entitled to the consideration contemplated under Sections 6(d) (subject to the provisions thereof) and 7(a) in the event of the successful consummation of a Potential Transaction on or prior to the earlier of (x) the date that is six months after the date of termination of this Agreement and (y) the date of the next annual meeting of stockholders of the Company after the date hereof; provided, however, that Nynens shall not be entitled to such consideration if (A) Nynens takes any action that is intended to prevent, delay, impair or frustrate, or actually results in the prevention, delay, impairment or frustration of, the consummation of a Potential Transaction, or (B) Nynens is indicted or convicted of, or pleads guilty or no contest to, a felony or any crime involving fraud, embezzlement, theft or moral turpitude. Notwithstanding any termination of this Agreement, the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 7, 8 and 12.

11. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (ii) on the first business day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

8

If to SKK: Shepherd Kaplan Krochuk, LLC 125 Summer Street, Floor 22 Boston, MA 02110 Attn: Legal Email: legal@skk-llc.com	Copy to: Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Attn: Andrew M. Freedman, Esq. Fax: 212-451-2222 Email: afreedman@olshanlaw.com
If to Nynens: c/o New Jersey Institute of Technology University Heights Newark, New Jersey 07102 Fax: Email:

Copy to:

Gibbons P.C.

One Pennsylvania Plaza
37th Floor
New York, New York 10119

Attn:Frank T. Cannone, Esq.
              James J. Petrucci, Esq.

Fax:212-290-2018

Email:fcannone@gibbonslaw.com
              jpetrucci@gibbonslaw.com

(b) Amendments. No amendment, modification or termination of any provision of this Agreement shall be effective unless the same shall be set forth in a writing signed by each Party, and then only to the extent specifically set forth therein.

(c) Waivers. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

9

(d) Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or ..pdf signature shall constitute an original for all purposes. No Party hereto shall raise the use of a facsimile or .pdf signature as a defense to the formation of a contract and each Party forever waives any such defense.

(e) Severability. If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the Parties with respect to such subject matter.

(g) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that SKK may assign or delegate all or any of its rights and obligations hereunder to any affiliate of SKK; provided further, that no assignment shall limit SKK’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(h) Governing Law. This Agreement is to be governed by and interpreted under the laws of the State of New York, without regard to choice of law or conflict of law principles which direct the application of the laws of a different state.

(i) Submission to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in any state or federal court within the County of New York, State of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10

(j) Equitable Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court within the County of New York, State of New York, this being in addition to any other remedy to which such Party is entitled at law or in equity (subject to Section 8(c)). Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

(k) Third Parties. None of the provisions of this Agreement shall confer rights or benefits as third party beneficiaries or otherwise upon any third party that is not expressly a party to this Agreement, and the provisions of this Agreement shall not be enforceable by any such third party.

(l) No Presumption Against Drafting Party. Each of the Parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

11

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SHEPHERD KAPLAN KROCHUK, LLC

By:	/s/ Timothy Krochuk
	Name:	Timothy Krochuk
	Title:	Managing Member

/s/ Simon F. Nynens
Simon F. Nynens

12